EXHIBIT 4.2
COUNTRYWIDE FINANCIAL CORPORATION
$2,000,000,000 SERIES A FLOATING RATE CONVERTIBLE DEBENTURES DUE 2037
$2,000,000,000 SERIES B FLOATING RATE CONVERTIBLE DEBENTURES DUE 2037
FULLY AND UNCONDITIONALLY GUARANTEED BY
COUNTRYWIDE HOME LOANS, INC.
Registration Rights Agreement
dated as of May 22, 2007

     REGISTRATION RIGHTS AGREEMENT, dated as of May 22, 2007, among Countrywide Financial Corporation, a Delaware corporation (together with any successor entity, herein referred to as the “Company”), Countrywide Home Loans, Inc. (together with any successor entity, herein referred to as the “Guarantor” and collectively with Company, the “Issuers”) and Lehman Brothers Inc., Citigroup Global Markets Inc. and Banc of America Securities LLC, as initial purchasers (the “Initial Purchasers” or the “Representative”) under the Purchase Agreement (as defined below).
     Pursuant to the Purchase Agreement, dated as of May 16, 2007, among the Company, the Guarantor, Lehman Brothers Inc., Citigroup Global Markets Inc. and Banc of America Securities LLC (the “Purchase Agreement”), relating to the initial placement (the “Initial Placement”) of the Securities (as defined below), the Initial Purchasers have agreed to purchase from the Company $2,000,000,000 ($2,300,000,000 if the Initial Purchasers exercises their over-allotment option in full) in aggregate principal amount of the Series A Floating Rate Convertible Debentures due 2037 (the “Series A Debentures”) and $2,000,000,000 ($2,300,000,000 if the Initial Purchasers exercise their over-allotment option in full) in aggregate principal amount of Series B Floating Rate Convertible Debentures due 2037 (the “Series B Debentures” and, together with the Series A Debentures, including, in each case, the related guarantees thereto by the Guarantor, the “Securities”). The Securities will be convertible, subject to the terms thereof, into cash and fully paid, nonassessable shares of common stock, par value $0.05 per share, if any, of the Company (the “Common Stock”). The Securities will be convertible on the terms, and subject to the conditions, set forth in the Indenture (as defined herein). To induce the Initial Purchasers to purchase the Securities, the Company has agreed to provide the registration rights set forth in this Agreement pursuant to Section 6 of the Purchase Agreement.
     The parties hereby agree as follows:
     1. Definitions. Capitalized terms used in this Agreement without definition shall have their respective meanings set forth in the Purchase Agreement. As used in this Agreement, the following capitalized terms shall have the following meanings:
     “Additional Amounts”: As defined in Section 3(a) hereof.
     “Additional Amounts Payment Date”: Each January 15, April 15, July 15 and October 15 for the Series A Debentures and each February 15, May 15, August 15 and November 15 for the Series B Debentures, subject, in each case, to the same postponements or adjustments for interest payment dates of the relevant Securities as set forth in the Indenture.

     “Affiliate” of any specified person means any other person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified person. For purposes of this definition, control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Agreement”: This Registration Rights Agreement.
     “Automatic Shelf Registration Statement”: An automatic shelf registration statement within the meaning of Rule 405 under the Securities Act.
     “Blue Sky Application”: As defined in Section 6(a)(i) hereof.
     “Business Day”: The definition of “Business Day” in the Indenture.
     “Closing Date”: The date of the initial issuance of any of the Securities of any series.
     “Commission”: The Securities and Exchange Commission.
     “Common Stock”: As defined in the preamble hereto.
     “Company”: As defined in the preamble hereto.
     “Effectiveness Period”: As defined in Section 2(a)(iii) hereof.
     “Effectiveness Target Date”: As defined in Section 2(a)(ii) hereof.
     “Exchange Act”: The Securities Exchange Act of 1934, as amended.
     “Existing Registration Statement”: A Shelf Registration Statement, which shall be effective not later than the Shelf Filing Deadline, and which shall, as amended or supplemented on or prior to the Shelf Filing Deadline provide for resales by Holders of Transfer Restricted Securities as provided herein.
     “Guarantor”: As defined in the preamble hereto.
     “Holder”: A Person who owns, beneficially or otherwise, Transfer Restricted Securities.
     “Initial Placement”: As defined in the preamble hereto.
     “Indemnified Holder”: As defined in Section 6(a) hereof.
     “Indenture”: The Indenture, dated as of May 22, 2007, among the Company, the Guarantor and The Bank of New York, as trustee (the “Trustee”),

pursuant to which the Securities are to be issued, as such Indenture is amended, modified or supplemented from time to time in accordance with the terms thereof.
     “Initial Purchasers”: As defined in the preamble hereto.
     “Issuers”: As defined in the preamble hereto.
     “Majority of Holders”: Holders holding over 50% of the aggregate principal amount of Securities outstanding; provided that, for the purpose of this definition, a holder of shares of Common Stock which constitute Transfer Restricted Securities and were issued upon conversion of the Securities shall be deemed to hold an aggregate principal amount of the Securities (in addition to the principal amount of the Securities held by such holder) equal to the quotient of (x) the number of such shares of Common Stock held by such holder and (y) the conversion rate in effect at the time of such conversion as determined in accordance with the Indenture.
     “NASD”: The National Association of Securities Dealers, Inc.
     “New Shelf Registration Statement”: As defined in Section 2(a)(i) hereof.
     “Notice and Questionnaire”: A written notice executed by a Holder and delivered to the Company containing substantially the information called for by the Form of Selling Securityholder Notice and Questionnaire attached as Annex A to the Offering Memorandum of the Company relating to the Securities.
     “Notice Holder”: On any date, any Holder of Transfer Restricted Securities that has delivered a Notice and Questionnaire to the Company on or prior to such date.
     “Person”: An individual, partnership, corporation, company, unincorporated organization, trust, joint venture or a government or agency or political subdivision thereof, or another entity.
     “Purchase Agreement”: As defined in the preamble hereto.
     “Prospectus”: The prospectus included in a Shelf Registration Statement, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including any post-effective amendments, and all material incorporated by reference into such prospectus.
     “Record Holder”: With respect to any Additional Amounts Payment Date, each Person who is a Holder on the Interest Record Date (as defined in the Indenture) for the Securities, as set forth in the Indenture, immediately preceding the relevant Additional Amounts Payment Date.

     “Registration Default”: As defined in Section 3(a) hereof.
     “Representative”: As defined in the preamble hereto.
     “Securities”: As defined in the preamble hereto.
     “Securities Act”: The Securities Act of 1933, as amended.
     “Shelf Filing Deadline”: As defined in Section 2(a)(i) hereof.
     “Shelf Registration Statement”: A shelf registration statement registered pursuant to Rule 415 under the Securities Act or any similar rule that may be adopted by the Commission.
     “Subsequent Shelf Registration Statement”: As defined in Section 2(c) hereof.
     “Suspension Notice”: As defined in Section 4(c) hereof.
     “Suspension Period”: As defined in Section 4(b)(i) hereof.
     “TIA”: The Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission thereunder, in each case, as in effect on the date the Indenture is qualified under the TIA.
     “Transfer Restricted Securities”: Each Security and each share of Common Stock issued upon conversion of Securities, if any, until the earliest of:
     (i) the date on which such Security or such share of Common Stock issued upon conversion has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement;
     (ii) the date on which such Security or such share of Common Stock issued upon conversion is transferred in compliance with Rule 144 under the Securities Act or may be sold or transferred by a person who is not an affiliate of the Company pursuant to Rule 144 under the Securities Act (or any other similar provision then in force) without any volume or manner of sale restrictions thereunder; or
     (iii) the date on which such Security or such share of Common Stock issued upon conversion ceases to be outstanding (whether as a result of redemption, repurchase and cancellation, conversion or otherwise).
     “WKSI”: A “well known seasoned issuer” as defined in Rule 405 under the Securities Act.

     Unless the context otherwise requires, the singular includes the plural, and words in the plural include the singular.
     2. Shelf Registration.
     (a) The Issuers, jointly and severally agree, that they shall:
     (i) not later than 180 days after the Closing Date (the “Shelf Filing Deadline”), either, at its sole discretion, (A) designate an Existing Shelf Registration Statement or (B) file or cause to be filed a new Shelf Registration Statement, which Shelf Registration Statement shall be an Automatic Shelf Registration Statement if the Company is then a WKSI and shall provide for the registration and resales, on a continuous or delayed basis, of all Transfer Restricted Securities held by Holders that have provided the information required pursuant to the terms of Section 2(b) hereof (a “New Shelf Registration Statement”);
     (ii) if a New Shelf Registration Statement is filed, use its reasonable best efforts to cause the New Shelf Registration Statement to be declared effective under the Securities Act by the Commission not later than 220 days after the Closing Date (the “Effectiveness Target Date”); and
     (iii) use its reasonable best efforts to keep the applicable Shelf Registration Statement continuously effective, supplemented and amended as required by the Securities Act and by, and subject to, the provisions of Section 4(b) hereof to the extent necessary to ensure that (A) it is available for resales by the Holders of Transfer Restricted Securities who are Notice Holders entitled, subject to Section 2(b) hereof, to the benefit of this Agreement and (B) it conforms with the requirements of this Agreement and the Securities Act and the rules and regulations of the Commission promulgated thereunder as announced from time to time, for a period (the “Effectiveness Period”) from the date of filing or designation, as applicable, of the applicable Shelf Registration Statement becomes or is declared effective by the Commission until the earliest of:
     (1) two years following the last date of original issuance of any of the Securities;
     (2) the date when the Holders of Transfer Restricted Securities are able to sell all such Transfer

Restricted Securities immediately without restriction pursuant to Rule 144(k) under the Securities Act; or
     (3) the date when (a) all of the Transfer Restricted Securities of those Holders that complete and deliver in a timely manner the Notice and Questionnaire are registered under the Shelf Registration Statement and disposed of either in accordance with the Shelf Registration Statement or pursuant to Rule 144 under the Securities Act or any similar rule that may be adopted by the Commission or (b) the Transfer Restricted Securities cease to be outstanding.
     The Issuers shall be deemed not to have used their reasonable best efforts to keep the applicable Shelf Registration Statement effective during the Effectiveness Period if the Issuers voluntarily take any action that would result in Holders of Transfer Restricted Securities who are Notice Holders not being able to offer and sell such Securities at any time during the Effectiveness Period, unless such action is (x) required by applicable law or otherwise undertaken by the Issuers in good faith and for valid business reasons (not including avoidance of the Issuers’ obligations hereunder), including the acquisition or divestiture of assets, and (y) permitted by Section 4(b)(ii) hereof.
     (b) At the time (i) a New Shelf Registration Statement becomes or is declared effective or (ii) the Issuers designate an Existing Shelf Registration Statement, each Holder that became a Notice Holder on or prior to the date twenty (20) days prior to such time of effectiveness or, prior to receipt of a notice from the Issuers designating such Existing Shelf Registration Statement, as applicable, shall be named as a selling securityholder in such Shelf Registration Statement and the related Prospectus in such a manner as to permit such Holder to deliver such Prospectus to purchasers of Transfer Restricted Securities in accordance with applicable law.
     (c) If the Shelf Registration Statement or any Subsequent Shelf Registration Statement ceases to be effective for any reason at any time during the Effectiveness Period (other than because all Transfer Restricted Securities registered thereunder shall have been resold pursuant thereto or shall have otherwise ceased to be Transfer Restricted Securities), the Issuers shall, subject to Section 4(b)(ii), use their reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof or file an additional Shelf Registration Statement (which shall be an Automatic Shelf Registration Statement if the Issuers are then WKSIs) covering all of the securities that as of the date of such filing are Transfer Restricted Securities (a “Subsequent Shelf Registration Statement”). If

a Subsequent Shelf Registration Statement is filed and is not an Automatic Shelf Registration Statement, the Issuers shall, subject to Section 4(b)(ii), use their reasonable best efforts to cause the Subsequent Shelf Registration Statement to become effective as promptly as is practicable after such filing and shall, subject to Section 4(b)(ii), in all cases use reasonable best efforts to keep such Shelf Registration Statement (or Subsequent Shelf Registration Statement) continuously effective until the end of the Effectiveness Period.
     (d) The Issuers shall supplement and amend the Shelf Registration Statement if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement, if required by the Securities Act or as reasonably requested by the Initial Purchasers or by the Trustee on behalf of the Holders of the Transfer Restricted Securities covered by such Shelf Registration Statement.
     (e) Subject to Section 4(b)(ii), the Issuers shall cause the Shelf Registration Statement and the related Prospectus and any amendment or supplement thereto, as of the effective date of the Shelf Registration Statement or such amendment or supplement, (i) to comply in all material respects with the applicable requirements of the Securities Act, and (ii) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading.
     (f) No Holder of Transfer Restricted Securities shall be included as a selling securityholder of any Transfer Restricted Securities in a Shelf Registration Statement or a Prospectus pursuant to this Agreement unless such Holder furnishes to the Issuers in writing such information as the Issuers may reasonably request for use in connection with any Shelf Registration Statement, any preliminary Prospectus included therein or any Prospectus, and in any application to be filed with or under state securities laws (the form of which Notice and Questionnaire is attached to the Offering Memorandum as Exhibit A) prior to any intended distribution of Transfer Restricted Securities. Each Holder of Transfer Restricted Securities who elects to sell Transfer Restricted Securities pursuant to a Prospectus agrees by submitting a Notice and Questionnaire to the Issuers that it will be bound by the terms and conditions of such Notice and Questionnaire and this Agreement. In order to be named as a selling securityholder of Transfer Restricted Securities in a Shelf Registration Statement at the time of the effectiveness of the Shelf Registration Statement, a Holder must complete and deliver the Notice and Questionnaire to the Issuers within 20 days after the Issuers provide notice to the Holders of the filing of a Prospectus. After the date on which the Shelf Registration Statement is effective or designated upon receipt by the Issuers of a completed Notice and Questionnaire, the Issuers shall (i) within 30 Business Days after receipt of such Notice and Questionnaire, file with the Commission a prospectus supplement or, if required by applicable law, a post-effective amendment to the Shelf Registration Statement any prepare any necessary supplement or amendment to any document incorporated therein by reference or file any other document required by the Commission so that the Holder delivering such Notice and Questionnaire is named as a selling securityholder in the Shelf Registration Statement or the Prospectus in such a manner as to permit such Holder to deliver such Prospectus to purchasers of the Transfer Restricted Securities in accordance with applicable law, provided that Issuers will not file more than one such supplement or amendment more than once per calendar quarter. If the Issuers are required by law to file a post-effective amendment to the Shelf Registration Statement, the Issuers shall use their reasonable best efforts to cause such post-effective amendment to be declared effective under the Securities Act as promptly as is reasonably practicable, (ii) provide such Holder copies of any documents filed pursuant to clause (i) of this Section 2(b), if requested, and (iii) notify such Holder as promptly as is reasonably practicable after the effectiveness under the Securities Act of any post-effective amendment filed pursuant to clause (i) of this Section 2(b); provided that, if such Notice and Questionnaire is delivered during a Suspension Period, the Company shall so inform the Holder delivering such Notice and Questionnaire and shall take the actions set forth in clauses (i), (ii) and (iii) of this Section 2(b) upon expiration of the Suspension Period in accordance with Section 4(b)(i) hereof. Notwithstanding anything contained herein to the contrary, the Issuers shall be under no obligation to name any Holder that fails to complete and deliver in a timely manner a Notice and Questionnaire as a selling securityholder in any Shelf Registration Statement or Prospectus.
     3. Additional Amounts.
     (a) If:
     (i) a Shelf Registration Statement is not filed with the Commission (and becomes automatically effective if the Company is then a WKSI) or an Existing Shelf Registration Statement is not designated prior to or on the Shelf Filing Deadline;
     (ii) in the event a New Shelf Registration Statement is filed and the Company is not a WKSI on the Shelf Filing Deadline, and

the Shelf Registration Statement has not been declared effective by the Commission prior to or on the Effectiveness Target Date;
     (iii) except as provided in Section 4(b)(i) hereof, at any time after an Existing Shelf Registration Statement is designated or, if a New Shelf Registration Statement becomes or is declared effective but, during the Effectiveness Period, shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded within ten (10) Business Days by a post-effective amendment to the applicable Shelf Registration Statement, a supplement to the Prospectus or a report filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that cures such failure and, in the case of a post-effective amendment, is itself immediately declared effective; or
     (iv) Suspension Periods exceed an aggregate of 45 (or 60 days, as applicable), within any 90-day period or an aggregate of 90 days in any 360-day period;
(each such event referred to in foregoing clauses (i) through (iv), a “Registration Default”), the Issuers hereby agree, jointly and severally, to pay interest (“Additional Amounts”) with respect to Securities that are Transfer Restricted Securities from and including the day following the Registration Default to but excluding the earlier of (1) the day on which the Registration Default has been cured and (2) the date the Shelf Registration Statement is no longer required to be kept effective, accruing at a rate in respect of the Securities that are Transfer Restricted Securities, to each Holder of such Securities, (x) with respect to the first 90-day period during which a Registration Default shall have occurred and be continuing, equal to 0.25% per annum of the aggregate principal amount of the Securities, and (y) with respect to the period commencing on the 91st day following the day the Registration Default shall have occurred and be continuing, equal to 0.50% per annum of the aggregate principal amount of the Securities; provided that in no event shall Additional Amounts accrue at a rate per year exceeding 0.50% of the aggregate principal amount of the Securities.
     (b) A Holder of Common Stock, if any, issued upon conversion of the Securities will not be entitled to any Additional Amounts if the Registration Default with respect to such Common Stock occurs after such Holder has converted the Securities into Common Stock.
     (c) All accrued Additional Amounts shall be paid in arrears to Record Holders by the Company on each Additional Amounts Payment Date. Upon the cure of all Registration Defaults relating to any particular Security, the accrual of Additional Amounts with respect to such Security will cease.

     All obligations of the Issuers set forth in this Section 3 that are outstanding with respect to any Security that is a Transfer Restricted Security at the time such security ceases to be a Transfer Restricted Security shall survive until such time as all such obligations with respect to such Security shall have been satisfied in full.
     The Additional Amounts set forth above shall be the exclusive monetary remedy available to the Holders of Securities that are Transfer Restricted Securities for each Registration Default.
     4. Registration Procedures.
     (a) In connection with the Shelf Registration Statement or Prospectus and any amendment or supplement thereto, the Company shall comply with all the provisions of Section 4(b) hereof and shall use its reasonable best efforts to make such filing or to effect such registration, as the case may be, to permit the sale of the Transfer Restricted Securities, and pursuant thereto, shall as expeditiously as possible prepare and file with the Commission, or otherwise designate, a Prospectus or Shelf Registration Statement relating to the registration on any appropriate form under the Securities Act.
     (b) In connection with the Shelf Registration Statement and any Prospectus required by this Agreement to permit the sale or resale of Transfer Restricted Securities, the Issuers shall:
     (i) Subject to any notice by the Company in accordance with this Section 4(b) of the existence of any fact or event of the kind described in Section 4(b)(iv)(D), use its reasonable best efforts to keep the applicable Shelf Registration Statement continuously effective during the Effectiveness Period; upon the occurrence of any event that would cause the Shelf Registration Statement or the Prospectus contained therein (A) to contain a material misstatement or omission or (B) not to be effective and usable for resale of Transfer Restricted Securities during the Effectiveness Period, the Issuers shall file promptly an appropriate amendment to the Shelf Registration Statement, a supplement to the related Prospectus or a report filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the case of clause (A), correcting any such misstatement or omission, and, in the case of either clause (A) or (B), if such amendment does not become automatically effective upon filing with the Commission, use its reasonable best efforts to cause such amendment to be declared effective and any such Shelf

Registration Statement and the related Prospectus to become usable for their intended purposes as soon as practicable thereafter.
     (ii) Notwithstanding Section 4(b)(i) hereof, the Issuers may suspend the effectiveness of the Shelf Registration Statement (each such period, a “Suspension Period”):
               (x) if an event occurs and is continuing as a result of which any Shelf Registration Statement, Prospectus, any amendment or supplement thereto, or any document incorporated by reference therein would, in the Company’s judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and
               (y) if the Company determines in good faith that the disclosure of a material event at such time would be seriously detrimental to the Company and its subsidiaries, taken as a whole.
The Suspension Period shall not exceed 45 days in any 90-day period, provided that, in the event the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which the Company determines in good faith would be reasonably likely to impede the Company’s ability to consummate such transaction, the Company may extend a Suspension Period from 45 days to 60 days in any 90-day period; provided, further, that Suspension Periods shall not exceed an aggregate of 90 days in any 360-day period. The Company shall not be required to specify in the written notice to the Holders the nature of the event giving rise to the Suspension Period.
     (iii) Prepare and file with the Commission such amendments and post-effective amendments to the Shelf Registration Statement as may be necessary to keep the Shelf Registration Statement effective during the Effectiveness Period; cause the related Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and to comply fully with the applicable provisions of Rules 424 and 430B under the Securities Act in a timely manner; and comply with the provisions of the Securities Act with respect to the disposition of all Transfer Restricted Securities covered by the Shelf Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the sellers thereof set forth in the Shelf Registration Statement or supplement to the Prospectus.

     (iv) Advise the selling Holders and any Initial Purchaser that has provided in writing to the Issuers a telephone or facsimile number and address for notices, promptly and, if requested by such selling Holders or Initial Purchaser, to confirm such advice in writing (which notice pursuant to clauses (B) through (E) below shall be accompanied by an instruction to suspend the use of the Prospectus until the Issuers shall have remedied the basis for such suspension):
     (A) when any Shelf Registration Statement or any Prospectus or any amendment or supplement or post-effective amendment has been filed, and, with respect to the Shelf Registration Statement or any post-effective amendment thereto when the same has become effective,
     (B) of any request by the Commission for amendments to the Shelf Registration Statement or amendments or supplements to the Prospectus or for additional information relating thereto,
     (C) of the issuance by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Transfer Restricted Securities for offering or sale in any jurisdiction, or the threatening or initiation of any proceeding for any of the preceding purposes, or
     (D) of the existence of any fact or the happening of any event, during the Effectiveness Period, that makes any statement of a material fact made in the Shelf Registration Statement, the Prospectus, any amendment or supplement thereto, or any document incorporated by reference therein, untrue, or that requires the making of any additions to or changes in the Shelf Registration Statement or the Prospectus in order to make the statements therein (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading (without giving the reasons therefor).
     (v) If at any time the Commission shall issue any stop order suspending the effectiveness of the Shelf Registration Statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Transfer Restricted Securities under state securities or Blue Sky laws, the Issuers shall use their reasonable best efforts to obtain the withdrawal or lifting of such order at the earliest possible time and will provide to each Holder who is named in the Shelf Registration Statement prompt notice of the withdrawal of any such order.
     (vi) Make available at reasonable times for inspection by one or more representatives of the selling Holders, designated in writing by a Majority of Holders whose Transfer Restricted Securities are included in the Shelf Registration Statement and any attorney or accountant retained by such selling Holders, all financial and other records, pertinent corporate documents and properties of the Issuers as shall be reasonably necessary to enable them to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act, and cause the Issuers’ respective officers, directors, managers and employees to supply all information reasonably requested by any such representative or representatives of the selling Holders, attorney or accountant in connection therewith; provided, however, that the Issuers shall have no obligation to deliver information to any selling Holder or representative pursuant to this Section 4(b)(vi) unless such selling Holder or representative shall have executed and delivered a confidentiality agreement in a form acceptable to the Issuers relating to such information.
     (vii) If requested by any selling Notice Holders, promptly incorporate in the Shelf Registration Statement or Prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as such selling Holders may reasonably request to have included therein, including, without limitation, information relating to the “Plan of Distribution” of the Transfer Restricted Securities.
     (viii) Deliver to each selling Notice Holder, without charge, as many copies of the Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto as such Persons reasonably may request; subject to any notice by the Issuers in accordance with this Section 4(b) of the existence of any fact or event of the kind described in Section 4(b)(iii)(D), the Issuers hereby consent to the use of the Prospectus and any amendment or supplement thereto by each of the selling Holders in connection with the offering and the sale of the Transfer Restricted Securities covered by the Prospectus or any amendment or supplement thereto.

     (ix) Before any public offering of Transfer Restricted Securities, cooperate with the selling Notice Holders and their counsel in connection with the registration and qualification of the Transfer Restricted Securities under the securities or Blue Sky laws of such jurisdictions in the United States as the selling Holders may reasonably request and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Transfer Restricted Securities covered by the Shelf Registration Statement; provided, however, that the Issuers shall not be required (A) to register or qualify as a foreign corporation or a dealer of securities where it is not now so qualified or to take any action that would subject it to the service of process in any jurisdiction where it is not now so subject, other than service of process for suits arising out of the initial placement or any offering pursuant to the Shelf Registration Statement or (B) to subject itself to general or unlimited service of process or to taxation in any such jurisdiction if they are not now so subject.
     (x) Unless any Transfer Restricted Securities shall be in book-entry form only, (A) cooperate with the selling Notice Holders to facilitate the timely preparation and delivery of certificates representing Transfer Restricted Securities to be sold and not bearing any restrictive legends (unless required by applicable securities laws) and (B) enable such Transfer Restricted Securities to be in such denominations and registered in such names as the Notice Holders may request at least two Business Days before any sale of Transfer Restricted Securities.
     (xi) Use its reasonable best efforts to cause the Transfer Restricted Securities covered by the Shelf Registration Statement to be registered with or approved by such other U.S. governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Transfer Restricted Securities.
     (xii) Subject to Section 4(b)(ii) hereof, if any fact or event contemplated by Section 4(b)(iv)(B) through (E) hereof shall exist or have occurred, use its reasonable best efforts to prepare a supplement or post-effective amendment to the Shelf Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of Transfer Restricted Securities, the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated

therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
     (xiii) Provide CUSIP numbers for all Transfer Restricted Securities not later than the effective date or designation date of the Shelf Registration Statement, as the case may be, and provide the Trustee with certificates for the Securities that are in a form eligible for deposit with The Depository Trust Company.
     (xiv) Otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and all reporting requirements under the rules and regulations of the Exchange Act. Make generally available to its security holders an earnings statement (which need not be audited) satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 of the Securities Act as soon as practicable after the effective date of the Shelf Registration Statement and in any event no later than 45 days after the end of a 12-month period (or 90 days, if such period is a fiscal year) beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the Shelf Registration Statement.
     (xv) Cause the Indenture to be qualified under the TIA not later than the effective date or designation date of the Shelf Registration Statement, as applicable, and, in connection therewith, cooperate with the Trustee and the Holders of Securities to effect such changes to the Indenture as may be required for such Indenture to be so qualified in accordance with the terms of the TIA; and execute and use its reasonable best efforts to cause the Trustee to execute all documents that may be required to effect such changes and all other forms and documents required to be filed with the Commission to enable such Indenture to be so qualified in a timely manner. In the event that any such amendment or modification referred to in this Section 4(b)(xvi) involves the appointment of a new trustee under the Indenture, the Issuers shall appoint a new trustee thereunder pursuant to the applicable provisions of the Indenture.
     (xvi) Cause all Common Stock covered by the Shelf Registration Statement to be listed or quoted, as the case may be, on each securities exchange or automated quotation system on which Common Stock is then listed or quoted prior to issuance under the terms of the Securities.

     (xvii) Provide to each Holder upon written request each document filed by the Company with the Commission pursuant to the requirements of Section 13 and Section 15 of the Exchange Act after the effective date of the Shelf Registration Statement, unless such document is available through the Commission’s EDGAR system.
     (xviii) Notwithstanding any other provision of this Agreement, the Issuers shall not distribute the Securities pursuant to an underwritten offering without the prior written agreement of the Company.
     (xix) Use its reasonable best efforts to take all other steps necessary to effect the registration of the Securities covered by the Shelf Registration Statement.
     (c) Each Holder agrees by acquisition of Transfer Restricted Securities that, upon receipt of any notice (a “Suspension Notice”) from the Company under Section 4(b)(ii) or the existence of any fact of the kind described in Section 4(b)(iv)(D) hereof, such Holder will forthwith discontinue disposition of Transfer Restricted Securities pursuant to the Shelf Registration Statement until:
     (i) such Holder has received copies of the supplemented or amended Prospectus contemplated by Section 4(b)(xii) hereof; or
     (ii) such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus.
If so directed by the Company, each Holder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Transfer Restricted Securities that was current at the time of receipt of such notice of suspension.
     (d) Each Holder agrees by acquisition of a Transfer Restricted Security, that no Holder shall be entitled to sell any of such Transfer Restricted Securities pursuant to any Shelf Registration Statement; or to receive a Prospectus relating thereto, unless such Holder has furnished the Company with a Notice and Questionnaire as required pursuant to Section 2(e) hereof (including the information required to be included in such Notice and Questionnaire) and the information set forth in the following two sentences. The Issuers may require each Notice Holder of Securities to be sold pursuant to the Shelf Registration Statement to furnish to the

Issuers such information regarding the Holder and the distribution of such Securities as the Company may from time to time reasonably require for inclusion in such Registration Statement. Each Notice Holder agrees promptly to furnish to the Issuers all information required to be disclosed in order to make the information previously furnished to the Issuers by such Notice Holder not misleading and any other information regarding such Notice Holder and the distribution of such Transfer Restricted Securities as the Issuers may from time to time reasonably request in writing. Any sale of any Transfer Restricted Securities by any Holder shall constitute a representation and warranty by such Holder that the information relating to such Holder and its plan of distribution is as set forth in the Prospectus delivered by such Holder in connection with such disposition, that such Prospectus does not as of the time of such sale contain any untrue statement of a material fact relating to or provided by such Holder or its plan of distribution and that such Prospectus does not as of the time of such sale omit to state any material fact relating to or provided by such Holder or its plan of distribution necessary to make the statements in such Prospectus, in the light of the circumstances under which they were made not misleading. The Issuers may exclude from such Shelf Registration Statement the Securities of any Holder that unreasonably fails to furnish such information within a reasonable time after receiving such request.
     5. Registration Expenses.
     All expenses incident to the Issuers’ performance of or compliance with this Agreement shall be borne by the Issuers regardless of whether a Shelf Registration Statement becomes effective, including, without limitation:
     (a) all registration and filing fees and expenses (including filings made with the NASD);
     (b) all fees and expenses of compliance with federal securities and state Blue Sky or securities laws;
     (c) all expenses of printing (including printing of Prospectuses and certificates for any Common Stock to be issued upon conversion of the Securities) and the Issuers’ expenses for messenger and delivery services and telephone;
     (d) all fees and disbursements of counsel to the Issuers;
     (e) all application and filing fees, if any, in connection with listing (or authorizing for quotation) the Common Stock on a national securities exchange or automated quotation system pursuant to the requirements hereof; and
     (f) all fees and disbursements of independent certified public accountants of the Issuers.
     The Issuers shall bear their own respective internal expenses (including, without limitation, all salaries and expenses of their officers and employees performing legal, accounting or other duties), the expenses of any annual audit and the fees and expenses of any Person, including special experts, retained by the Issuers.
     6. Indemnification And Contribution.
     (a) The Company and the Guarantor agree, jointly and severally, to indemnify and hold harmless each Holder of Transfer Restricted Securities (including each Initial Purchaser), its directors, officers, employees and agents and each person, if any, who controls any such Holder within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Holder”), against any loss, claim, damage, liability or expense, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to resales of the Transfer Restricted Securities), to which such Indemnified Holder may become subject, insofar as any such loss, claim, damage, liability or action arises out of, or is based upon:
     (i) any untrue statement or alleged untrue statement of a material fact contained in (A) the Shelf Registration Statement as originally filed or in any amendment thereof, in any Prospectus, or in any amendment or supplement thereto or any issuer free writing prospectus in respect thereof, or (B) any Blue Sky application or other document or any amendment or supplement thereto prepared or executed by the Issuers (or based upon written information furnished by or on behalf of the Issuers expressly for use in such Blue Sky application or other document or amendment or supplement) filed in any jurisdiction specifically for the purpose of qualifying any or all of the Transfer Restricted Securities under the securities law of any state or other jurisdiction (such application or document being hereinafter called a “Blue Sky Application”); or
     (ii) the omission or alleged omission to state therein any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agrees to reimburse each Indemnified Holder promptly upon demand for any legal or other expenses reasonably incurred by such Indemnified Holder in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the Issuers shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Issuers by or on behalf of such Holder (or its related Indemnified Holder) specifically for use therein. The foregoing indemnity agreement is in addition to any liability which the Issuers may otherwise have.
     (b) Each Holder, severally and not jointly, agrees to indemnify and hold harmless the Issuers, their respective directors, officers, employees and agents and each person, if any, who controls the Issuers within the meaning of the Securities Act or the Exchange Act to the same extent as the foregoing indemnity from the Issuers to each such Holder, but only with reference to written information relating to such Holder furnished to the Issuers by or on behalf of such Holder specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement set forth in this Section shall be in addition to any liabilities which any such Holder may otherwise have. In no event shall any Holder, its directors, officers or any person who controls such Holder be liable or responsible for any amount in excess of the amount by which the total amount received by such Holder with respect to its sale of Transfer Restricted Securities pursuant to a Shelf Registration Statement exceeds the amount of any damages that such Holder, its directors, officers or any person who controls such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.
     (c) Promptly after receipt by an indemnified party under this Section 6 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 6, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party (i) shall not relieve it from any liability which it may have under paragraphs (a) or (b) of this Section 6 unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses, and (ii) shall not, in any event, relieve it from any liability which it may have to an indemnified party otherwise than under paragraphs (a) or (b) of this Section 6. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 6 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the Holders shall have the right to employ a single counsel reasonably approved by the Issuers to represent jointly the Holders and their officers, employees and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Holders against the Issuers under this Section 6 if the Holders seeking indemnification shall have been advised by legal counsel that there may be one or more legal defenses available to such Holders and their respective officers, employees and controlling persons that are different from or additional to those available to the Issuers, and in that event, the fees and expenses of such separate counsel shall be paid by the Issuers.
     (d) The indemnifying party under this Section shall not be liable for any settlement of any proceeding effected without its written consent, which shall not be withheld unreasonably, but if settled with such consent or if there is a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by Section 6(c) hereof, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into, and (iii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. Notwithstanding the immediately preceding sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, an indemnifying party shall not be liable for any settlement effected without its consent if such indemnifying party (i) reimburses such indemnified party in accordance with such request to the extent it considers such request to be reasonable and (ii) provides written notice to the indemnified party substantiating the unpaid balance as unreasonable, in each case prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (x) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (y) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.
     (e) If the indemnification provided for in this Section 6 shall for any reason be unavailable or insufficient to hold harmless an indemnified party under Section 6(a) or 6(b) in respect of any loss, claim, damage or liability (or action in respect thereof) referred to therein, each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the aggregate amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability (or action in respect thereof):
     (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuers from the offering and sale of the Transfer Restricted Securities on the one hand and a Holder with respect to the sale by such Holder of the Transfer Restricted Securities on the other, or
     (ii) if the allocation provided by Section (6)(e)(i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in Section 6(e)(i) but also the relative fault of the Issuers on the one hand and the Holders on the other in connection with the statements or omissions or alleged statements or alleged omissions that resulted in such loss, claim, damage or liability (or action in respect thereof), as well as any other relevant equitable considerations.
The relative benefits received by the Issuers on the one hand and a Holder on the other with respect to such offering and such sale shall be deemed to be in the same proportion as the total net proceeds from the offering of the Securities purchased under the Purchase Agreement (before deducting expenses) received by the Issuers, on the one hand, bear to the total proceeds received by such Holder with respect to its sale of Transfer Restricted Securities on the other. The relative fault of the parties shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuers on the one hand or the Holders on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Issuers and each Holder agree that it would not be just and equitable if the amount of contribution pursuant to this Section 6(e) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the first sentence of this Section 6(e).
     The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 6 shall be deemed to include, for purposes of this Section 6, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending or preparing to defend any such action or claim.
     No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations to contribute as provided in this Section 6(e) are several and not joint.
     (f) The provisions of this Section 6 shall remain in full force and effect, regardless of any investigation made by or on behalf of any Holder or the Issuers or any of the officers, directors or controlling persons referred to in Section 6 hereof, and will survive the sale by a Holder of Transfer Restricted Securities.
     7. Miscellaneous.
     (a) Remedies. The Issuers acknowledge and agree that any failure by the Issuers to comply with its obligations under Section 2 hereof may result in material irreparable injury to the Initial Purchasers or the Holders for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely, and that, in the event of any such failure, in addition to being entitled to exercise all rights provided to it herein, in the Indenture or in the Purchase Agreement or granted by law, including recovery of liquidated or other damages, the Initial Purchasers or any Holder may obtain such relief as may be required to specifically enforce the Issuers’ obligations under Section 2 hereof. Each of the Company and the Guarantor further agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.
     (b) Actions Affecting Transfer Restricted Securities. The Issuers shall not, directly or indirectly, take any action with respect to the Transfer Restricted Securities as a class that would adversely affect the ability of the Holders of Transfer Restricted Securities to include such Transfer Restricted Securities in a registration undertaken pursuant to this Agreement.
     (c) No Inconsistent Agreements. The Issuers have not, as of the date hereof, entered into, nor shall it, on or after the date hereof, enter into, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof.
     (d) Amendments and Waivers. This Agreement may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given, unless the Issuers have obtained the written consent of a Majority of Holders; provided, however, that with respect to any matter that directly or indirectly adversely affects the rights of any Initial Purchaser hereunder, the Issuers shall obtain the written consent of each such Initial Purchaser against which such amendment, qualification, supplement, waiver or consent is to be effective. Notwithstanding the foregoing (except the foregoing proviso), a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of Holders whose securities are being sold pursuant to a Shelf Registration Statement and does not directly or indirectly adversely affect the rights of other Holders, may be given by the Majority of Holders, determined on the basis of Securities being sold rather than registered under such Shelf Registration Statement.
     (e) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, first class mail (registered or certified, return receipt requested), facsimile transmission, or air courier guaranteeing overnight delivery:
     (i) if to a Holder, at the address set forth on the records of the Registrar (as defined in the Indenture) or the transfer agent of the Common Stock, as the case may be; and
     (ii) if to the Issuers, initially at its address set forth in the Purchase Agreement, with a copy to:

Munger, Tolles & Olson LLP
355 S. Grand Avenue
35th Floor
Los Angeles, CA 90071
Attention: Michael J. O’Sullivan, Esq.
     (iii) If to the Initial Purchasers, at its address set forth in the Purchase Agreement, with a copy to:
Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention: Samir A. Gandhi, Esq.
     All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and on the next Business Day, if timely delivered to an air courier guaranteeing overnight delivery.
     Any party hereto may change the address for receipt of communications by giving written notice to the others.
     (f) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including without limitation and without the need for an express assignment, subsequent Holders of Transfer Restricted Securities. The Issuer hereby agree to extend the benefit of this Agreement to any Holder and any such Holder may specifically enforce the provisions of this Agreement as if an original party hereto.
     (g) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     (h) Securities Held by the Company or Their Affiliates. Whenever the consent or approval of Holders of a specified percentage of Transfer Restricted Securities is required hereunder, Transfer Restricted Securities held by the Company or its Affiliates (other than subsequent Holders if such subsequent Holders are deemed to be Affiliates solely by reason of their holding of such Transfer Restricted Securities) shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage.

     (i) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
     (j) Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York without regard to conflicts of laws principles thereof.
     (k) Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby, it being intended that all of the rights and privileges of the parties shall be enforceable to the fullest extent permitted by law.
     (l) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted by the Issuers with respect to the Transfer Restricted Securities. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COUNTRYWIDE FINANCIAL CORPORATION
By:	/s/ Jennifer S. Sandefur
	Name:	Jennifer S. Sandefur
	Title:	Senior Managing Director and Treasurer

COUNTRYWIDE HOME LOANS, INC.
By:	/s/ Bradley W. Coburn
	Name:	Bradley W. Coburn
	Title:	Managing Director, Assistant Treasurer

The foregoing Agreement is hereby confirmed
and accepted as of the date first above written.

LEHMAN BROTHERS INC.

By:	/s/ Michael Sherman
Name: Michael Sherman
Title: Managing Director

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Guy Seebohm
Name: Guy Seebohm
Title: Director — ECM

BANC OF AMERICA SECURITIES LLC

By:	/s/ Stanley J. Shipley
Name: Stanley J. Shipley
Title: Managing Director

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